Exhibit 10.3

PERSONAL AND CONFIDENTIAL

[REDACTED]

Mr. Christian Garcia
Via email:[REDACTED]
USA

Dear Christian,

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer of Weatherford International plc, reporting to the President and Chief Executive Officer.

Compensation

Your annual base salary will be $675,000. Your expected start date will be on or around January 6, 2020 or as otherwise mutually agreed.

You will be eligible to participate in Weatherford’s then current executive non-equity incentive compensation plan, subject to terms and conditions of the plan, as may be amended from time to time. Your Threshold, Target and Superior payouts for the annual bonus are set at 50%, 100% and 200% of base salary.

For joining the Company, you will be awarded, subject to the approval by the Board of Directors, a long-term incentive award equal to $2,000,000, in the form of restricted stock units (RSUs). These awards will vest in equal installments over three years and will be granted on the later of your start date or the date on which Weatherford emerges from bankruptcy, using the closing share price of the trading day immediately prior to the grant.

In addition to the RSUs above, you will participate in the Company’s annual LTI program and be eligible to receive long-term incentive awards the same as similarly situated officers; subject to approval by the Board of Directors of Weatherford International plc and subject always to the terms and conditions of the then current Weatherford International Omnibus Incentive Plan.

Additionally, upon your start date you will receive the then current Change in Control Agreement (the “CIC Agreement”), with a 3x multiple.

Sign-on Bonus

Within 30 days of your written acceptance of this offer, Weatherford will pay you a sign-on bonus of $500,000, which will be reflected on a Form 1099.

This sign-on bonus is subject to repayment if (1) you do not begin your employment with Weatherford on or around January 6, 2020 or (2) you leave Weatherford’s employment without Good Reason or are terminated for Cause (both as defined in the CIC Agreement) before October 31, 2022.

Weatherford
______________________________________________________________________________________________________
www.weatherford.com

The repayment schedule for the sign-on bonus is as follows: (1) 100% repayment if you do not begin your employment or leave Weatherford’s employment without Good Reason on or before October 31, 2020; (2) 66% repayment if you leave Weatherford’s employment between November 1, 2020 and October 31, 2021; and (3) 33% repayment if you leave Weatherford’s employment between November 1, 2021 and October 31, 2022.

Relocation Allowance

Within 30 days of your written acceptance of this offer, Weatherford will pay you a relocation allowance of $150,000, which will be reflected on a Form 1099.

This relocation allowance is subject to repayment if (1) you do not begin your employment with Weatherford on or around January 6, 2020 or (2) you leave Weatherford’s employment without Good Reason or are terminated for Cause (both as defined in the CIC Agreement) before October 31, 2021.

The repayment schedule for the relocation allowance is as follows: (1) 100% repayment if you do not begin your employment or leave Weatherford’s employment without good reason on or before October 31, 2020; and (2) 50% repayment if you leave Weatherford’s employment between November 1, 2020 and October 31, 2021.

Benefits

In addition to the foregoing, your offer also includes:

•	Participation in Weatherford’s medical, dental, vision, life, disability and savings plans

•	Eligibility for ten (10) Weatherford- designated holidays and your vacation benefits will accrue at the rate of at least 6 weeks of vacation per year; and

Conditions

This offer of employment and your subsequent employment with Weatherford is contingent upon the following conditions:

•	You must take and successfully pass a pre-employment physical examination;

•	You must take and successfully pass a drug screen; and

•
You must confirm in writing and provide written evidence thereof to the undersigned prior to your start date that you have provided a notice of resignation to your current employer and no non-compete obligations to your current employer are in effect.

[REDACTED]

[REDACTED]

Weatherford’s policies and practices

Weatherford is committed to pursuing the highest standards of excellence in everything we do, particularly in all our business processes. It is the policy of the Company to (1) comply with all applicable laws and regulations in these areas within which we operate or exceed compliance where our stated expectations require; (2) conduct all operations in a manner that promotes safe work practices and minimizes risk to our employees, our communities and environment; (3) implement the programs, training, and internal controls necessary to achieve our goals.

Weatherford
______________________________________________________________________________________________________
www.weatherford.com

Your legal obligations on joining Weatherford

If you accept Weatherford's offer of employment, you will have several legal obligations, including obligations regarding confidentiality, intellectual property, non-solicitation, and dispute resolution. Please review the enclosed document and links for further details.

We are excited about having you join us, and look forward to working together to make Weatherford a leader in the oilfield service market place.

Sincerely,

/s/ Mark McCollum

Mark McCollum
President, Chief Executive Officer

Accepted:

By: /s/ Christian Garcia_________________

Christian Garcia

Date: [Redacted]______________

Weatherford
______________________________________________________________________________________________________
www.weatherford.com